[SORRENTO LOGO]


                                                                   Exhibit 99.3


                                                                    News Release


              Sorrento Networks Announces Results for Third Quarter
                  Fiscal 2003 and Global Capital Restructuring

     o    Company Reports Revenue Increase and Record Bookings

     o Restructuring Will Strengthen Balance Sheet and Position Company for Continued Growth

San Diego, CA - December 12, 2002 - Sorrento Networks (Nasdaq NM: FIBR), a leading supplier of intelligent optical networking solutions for metro and regional applications, today announced financial results for its third quarter of fiscal year 2003. The Company also announced that it had reached a capital restructuring agreement in principle with holders of a majority of its convertible debentures and holders of a majority of the Series A preferred stock of its optical networking subsidiary, Sorrento Networks, Inc.

Third Quarter Financial Performance

For the quarter ended October 31, 2002, the Company reported revenues of $5.5 million, compared with $5.2 million last quarter, an increase of 6%, and compared with $10.1 million for the same period of the prior year. Quarterly revenues for the Company's primary operating subsidiary, Sorrento Networks Inc., increased 13% from the previous quarter to $5.2 million. The subsidiary's revenues increased as a result of improved orders from a blue-chip customer base of telecommunications, cable MSO, and utility network companies and from both the European and North American regions. Two new customer accounts were added during the quarter, bringing Sorrento's list of direct customers to over 25, representing greater than 1,600 nodes deployed worldwide.

The Company reported a quarterly operating loss of $5.3 million, compared with a quarterly operating loss of $14.4 million for the previous quarter and $12.6 million for the same quarter of the prior fiscal year. The substantial progress in operating loss reduction reflects the Company's continued efforts to implement its aggressive expense control plan initiated earlier in the year.

Net loss for the quarter totaled $6.9 million, a substantial improvement compared with a net loss of $15.8 million for the previous quarter and $15.9 million for the same quarter in the prior fiscal year. Net loss per common share was $8.86, compared with a net loss per common share of $22.24 for the same quarter in the prior fiscal year.

The Company reported that order intake during the third quarter was robust, with bookings exceeding $13 million. In particular, European operations generated over $5.5 million in orders, the highest quarterly total in the Company's history. Another substantial contributor to bookings included $5 million in orders from the broadband infrastructure partner of Unlimited Fiber Optic Communications, Inc.
(UFO), a leading provider of enterprise broadband optical communications services. The Company signed five-year agreements to be the exclusive equipment supplier to UFO and its broadband infrastructure partner for their nationwide expansion into key markets, including the previously announced Los Angeles and Dallas metropolitan areas.

Phil Arneson, Sorrento's chairman and chief executive officer, commenting on the Company's third quarter performance, stated, "I am pleased by our sequential revenue performance and especially by the backlog of orders with which we entered the fourth quarter. Despite continued softness in the overall market, Sorrento has been creative, determined and successful in capturing new business. Our recent agreements with UFO and its partner demonstrate Sorrento's flexibility in crafting winning solutions. The Sorrento management team remains optimistic about our near-term revenue outlook as it appears very positive."

During the quarter, the Company also:

     o Announced a contract with FiberNet Communications, L.L.C., an Iowa-based consortium of independent telecommunications companies, for a high-capacity, interstate optical network in Iowa and South Dakota;

     o Announced distribution partnerships with Infraconcepts in Northern Europe and with Unitech Networks in the Asia Pacific region;

     o Rolled out significant enhancements to its popular GigaMux metro dense wavelength division multiplexing (DWDM) product line, featuring improved density, scalability and user operational savings; and,

     o Added Larry Matthews, a respected businessman and seasoned entrepreneur with over 35 years experience, to its board of directors.

Restructuring Plan in Place

The Company announced today that it had reached a restructuring agreement in principle with holders of a majority of its convertible debentures and holders of a majority of the Series A preferred stock of its optical networking subsidiary, Sorrento Networks, Inc. This agreement is subject to the completion of definitive agreements and other conditions, including the consent of Series A preferred stockholders and debenture holders. The Company expects to seek common shareholder approval of the proposed capital restructuring in a proxy to be issued as early as possible in 2003. The Company will soon file a Form 8-K with the SEC providing details of this agreement, including the approval thresholds and other conditions necessary to complete the restructuring.

Upon completion of the restructuring, among other things, the Company's $32.2 million in convertible bonds will be converted into common shares of the Company and into a portion of $12.5 million in convertible debentures, with interest of 7.5% and maturity in August 2007. In addition, the outstanding Series A `put' of $48.8 million against Sorrento Networks, Inc. will be withdrawn and all Series A shares will be converted into common shares of the Company, and into a portion of the $12.5 million in convertible debentures and up to $0.95 million in additional convertible debentures to pay certain legal fees.

Upon completion of the restructuring, common shares of the Company equal to approximately 87.5% of the Company's common stock (on a diluted basis) will be registered for issuance to the Series A and debenture holders in connection with the restructuring. This percentage is based on the total of the existing shares outstanding, the shares to be issued to the Series A and debenture holders, the shares issuable upon conversion of the new debentures, and shares issuable upon conversion of warrants to be issued to existing shareholders, but excluding new employee stock options, shares issuable upon conversion of up to $0.95 million in convertible debentures to be issued to certain holders of the Series A preferred stock to pay certain legal fees and certain other issuances. On the same diluted basis, existing shareholders will retain 7.5% of the common stock of the Company and will receive warrants to purchase approximately 5% of the Company's common stock, exercisable at a 10% premium over an average closing price of the Company's stock prior to the closing of the restructuring.

As part of the restructuring, the Company will simplify its corporate structure by merging its operating and non-operating subsidiaries into Sorrento Networks Corporation, the publicly traded entity. This will include Sorrento Networks, Inc. and Meret Optical Communications. Sorrento and Meret products will continue to be marketed under their respective brand names. The Company will also, subject to shareholder approval, reincorporate in Delaware.

Commenting on the agreement, Arneson said, "We have worked hard to reach this landmark achievement for Sorrento Networks. Completion of the restructuring will dramatically improve the Company's balance sheet and remove concerns that customers or investors may have about the Company's financial health. The restructuring will clear the way for us to continue executing our business plan and provide the financial flexibility to drive future growth."

Arneson added, "While challenges lie ahead, including executing the definitive agreements and managing restructuring expenses, which in our current quarter will be unusually high, we are committed to completing the capital and corporate restructuring by March 2003. We also need to focus on opportunities to increase the Company's working capital to fund our expected growth." Mr. Arneson went on to say, "Given the upward trend in bookings and continued robust sales activity, if the restructuring goes smoothly, is closed in a timely manner, and we raise additional capital and aggressively control our expenses, we believe that the Company could achieve cash-flow breakeven within the next 12 months."

Status of the Nasdaq Listing

Completion of the capital restructuring is expected to address the Company's last remaining issue with Nasdaq, meeting the shareholder equity requirement for National Market listing. Details of this agreement in principle were submitted to Nasdaq on December 10, 2002. As part of the submission, the Company requested that Nasdaq extend its prior January 8, 2003 deadline to allow sufficient time for the Company to implement the restructuring plan.

At the end of the most recent quarter, the Company regained compliance for its bid price deficiency by implementing a reverse stock split. In addition, the market capitalization deficiency was resolved as a result of the increase in the Company's stock price following the reverse stock split.

In conclusion, Arneson stated, "With the resolution of the restructuring and Nasdaq listing issues underway, Sorrento Networks is beginning to have in place the sound financial fundamentals and corporate structure to more aggressively go after opportunities in its metro and regional target markets. We are already seeing sales momentum with recent new contract wins and additional sales to existing customers. Going forward, we plan to remain focused on our financial and operational goals."

Conference Call
The Company will conduct its quarterly conference call with analysts today, Thursday, December 12, 2002, at 5:00 p.m. ET. Shareholders and other interested parties may listen to the webcast by logging onto the Investors section of the Sorrento Networks website at www.sorrentonet.com.
                             -------------------
About Sorrento Networks
Sorrento Networks, headquartered in San Diego, is a leading supplier of intelligent optical networking solutions for metro and regional applications worldwide. Sorrento Networks' products support a wide range of protocols and network traffic over linear, ring and mesh topologies. Sorrento Networks' existing customer base and market focus includes communications carriers in the telecommunications, cable TV and utilities markets. The storage area network
(SAN) market is addressed though alliances with SAN system integrators. Recent news releases and additional information about Sorrento Networks can be found at www.sorrentonet.com.
-------------------

Forward-Looking Statements
Except for historical information contained herein, the matters discussed in this release are forward-looking statements that involve risks and uncertainties. Words such as "plans," "expects," "intends," and variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The occurrence of actual events may differ materially due to a variety of factors, including without limitation the following: (1) Sorrento Networks' ability to execute and consummate a definitive agreement with all of the Series A preferred stockholders and substantially all of the debenture holders for a capital restructuring; (2) Sorrento Networks' ability to fund its operations until such time that revenue and orders improve, including its ability to raise additional equity or debt financing; (3) Sorrento Networks' ability to come into compliance with Nasdaq listing requirements within the timeframe required by Nasdaq; (4) unanticipated technical problems relating to Sorrento Networks' products; (5) Sorrento Networks' ability, or lack thereof, to make, market and sell optical networking products that meet with market approval and acceptance;
(6) the greater financial, technical and other resources of Sorrento Networks' many, larger competitors in the marketplace for optical networking products; (7) changed market conditions, new business opportunities or other factors that might affect Sorrento Networks' decisions as to the best interests of its shareholders; (8) other risks detailed from time to time in Sorrento Networks' reports filed with the U.S. Securities and Exchange Commission.


Sorrento Investor Contact
Joe Armstrong
(858) 450-4934
jarmstrong@sorrentonet.com
--------------------------

Sorrento Media Contact
Demetri Elias
(858) 450-4938
delias@sorrentonet.com
----------------------

                                       ##

SORRENTO NETWORKS CORPORATION
AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA
(In Thousands)


                                                  Sorrento        Meret
                                                  Networks        Optical           Total
                                                  --------       --------        --------
Three Months Ended October 31, 2002

      Net sales                                   $  5,151       $    590        $  5,741
      Intersegment sales                                 -           (216)           (216)
                                                  --------       --------        --------
      Total net sales                                5,151            374           5,525

      Cost of sales                                  4,110            453           4,563

                                                  --------       --------        --------
      Gross Profit                                $  1,041       $    (79)       $    962
                                                  ========       ========        ========

      Gross Profit %                                  20.2%         -13.4%           16.8%
                                                  ========       ========        ========


Three Months Ended October 31, 2001

      Net sales                                   $  8,707       $  1,359        $ 10,066
      Intersegment sales                                 -              -               -
                                                  --------       --------        --------
      Total net sales                                8,707          1,359          10,066

      Cost of sales                                  7,959            786           8,745

                                                  --------       --------        --------
      Gross Profit                                $    748       $    573        $  1,321
                                                  ========       ========        ========

      Gross Profit %                                   8.6%          42.2%           13.1%
                                                  ========       ========        ========

Nine Months Ended October 31, 2002

      Net sales                                   $ 14,491       $  2,533        $ 17,024
      Intersegment sales                                 -           (297)           (297)
                                                  --------       --------        --------
      Total net sales                               14,491          2,236          16,727

      Cost of sales                                 14,100          2,477          16,577

                                                  --------       --------        --------
      Gross Profit                                $    391       $   (241)       $    150
                                                  ========       ========        ========

      Gross Profit %                                   2.7%         -9.5%             0.9%
                                                  ========       ========        ========

Nine Months Ended October 31, 2001

      Net sales                                   $ 28,593       $  3,968        $ 32,561
      Intersegment sales                                 -              -               -
                                                  --------       --------        --------
      Total net sales                               28,593          3,968          32,561

      Cost of sales                                 22,570          2,445          25,015

                                                  --------       --------        --------
      Gross Profit                                $  6,023       $  1,523        $  7,546
                                                  ========       ========        ========

      Gross Profit %                                  21.1%          38.4%           23.2%
                                                  ========       ========        ========

SORRENTO NETWORKS CORPORATION
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Thousands)

--------------------------------------------------------------------------------------------------------------------------
                                                                                       October 31, 2002   January 31, 2002
--------------------------------------------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS

      Cash and equivalents                                                                $  13,666          $  14,243
      Accounts receivable, net                                                                7,587              8,081
      Inventory, net                                                                         12,125             18,810
      Prepaid expenses and other current assets                                                 459              1,252
      Investment in marketable securities                                                     4,745             28,120
--------------------------------------------------------------------------------------------------------------------------
          TOTAL CURRENT ASSETS                                                               38,582             70,506
--------------------------------------------------------------------------------------------------------------------------

PROPERTY AND EQUIPMENT, NET                                                                  17,466             17,411
--------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS

      Purchased technology, net                                                                 533                852
      Other assets                                                                            1,416              1,471
      Investment in former subsidiary                                                             -                 99
--------------------------------------------------------------------------------------------------------------------------
          TOTAL OTHER ASSETS                                                                  1,949              2,422
--------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                                              $  57,997          $  90,339
==========================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
      Short-term debt                                                                        $    -          $   1,043
      Current maturities of long term debt                                                      236                362
      Accounts payable                                                                        3,460              5,575
      Deferred revenue                                                                        5,358                111
      Accrued liabilities and other current liabilities                                      10,572              8,776
      Due on redeemption of preferred security of subsidiary                                 48,800             48,800
--------------------------------------------------------------------------------------------------------------------------
          TOTAL CURRENT LIABILITIES                                                          68,426             64,667
--------------------------------------------------------------------------------------------------------------------------

Long-term debt and capital lease obligations                                                  3,696              3,867
Debentures payable, net of unamortized costs and discounts                                    5,429              3,489
Dividends payable                                                                                99                 99
--------------------------------------------------------------------------------------------------------------------------
          TOTAL LIABILITIES                                                                  77,650             72,122
--------------------------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
      Preferred stock, $.01 par value; liquidation preference $1,353                              1                  1
      Common stock, $6.00 par value; 7,500 shares authorized, 888 shares issued and 887 shares outstanding at October 31, 2002; 711 shares issued and
          710 shares outstanding at January 31, 2002                                          5,320              4,263
      Additional paid-in capital                                                            152,537            151,443
      Deferred stock compensation                                                               (68)              (255)
      Accumulated deficit                                                                  (180,078)          (161,326)
      Accumulated unrealized gain on maketable securities                                     2,704             24,160
      Treasury stock, at cost                                                                   (69)               (69)
--------------------------------------------------------------------------------------------------------------------------
          TOTAL STOCKHOLDERS' EQUITY                                                        (19,653)            18,217
--------------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                $  57,997          $  90,339
==========================================================================================================================

SORRENTO NETWORKS CORPORATION
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In Thousands, except per share amounts)


                                                           Three Months Ended October 31,    Nine Months Ended October 31,
                                                           ------------------------------    -----------------------------
                                                                 2002          2001                2002         2001
--------------------------------------------------------------------------------------------------------------------------
NET SALES                                                     $  5,525     $ 10,066             $ 16,727     $ 32,561
COST OF SALES                                                    4,563        8,745               16,577       25,015
--------------------------------------------------------------------------------------------------------------------------
         GROSS PROFIT                                              962        1,321                  150        7,546
--------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Selling and marketing                                       2,419        4,099                9,496       12,248
     Engineering, research and development                       1,980        3,511                6,853       10,237
     General and administrative                                  1,613        3,361                9,387        9,404
     Deferred stock compensation                                   109          203                  324          609
     Other operating expenses                                      133        2,793                  323        2,979
--------------------------------------------------------------------------------------------------------------------------
         TOTAL OPERATING EXPENSES                                6,254       13,967               26,383       35,477
--------------------------------------------------------------------------------------------------------------------------

(LOSS) FROM OPERATIONS                                          (5,292)     (12,646)             (26,233)     (27,931)
--------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (EXPENSES)
     Investment income                                              45          186                  232          329
     Interest expense                                           (1,738)      (3,500)              (4,589)      (3,834)
     Other income (Expenses)                                        63           83                  182          (34)
     Gain on sale of marketable securities                           -          (47)              11,656       (1,183)
--------------------------------------------------------------------------------------------------------------------------
         TOTAL OTHER INCOME (EXPENSES)                          (1,630)      (3,278)               7,481       (4,722)
--------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAX                                          (6,922)     (15,924)             (18,752)     (32,653)

PROVISION FOR INCOME TAXES                                           -            -                    -            -
--------------------------------------------------------------------------------------------------------------------------

NET INCOME (LOSS)                                             $ (6,922)    $(15,924)            $(18,752)    $(32,653)
==========================================================================================================================

EARNINGS (LOSS) PER SHARE:

     PREFERRED STOCK DIVIDENDS                                       -            -                    -          180
     NET GAIN (LOSS) APPLICABLE TO COMMON SHARES              $ (6,922)    $(15,924)            $(18,752)    $(32,833)

         BASIC WEIGHTED AVERAGE COMMON SHARES
            OUTSTANDING                                            781          716                  755          695
----------------------------------------------------------------------------------------------------------------------
BASIC NET INCOME (LOSS) PER COMMON SHARE                      $  (8.86)    $ (22.24)            $ (24.84)    $ (47.24)
======================================================================================================================

         DILUTED WEIGHTED AVERAGE COMMON SHARES
            OUTSTANDING                                          1,004          716                  978          695
----------------------------------------------------------------------------------------------------------------------
DILUTED NET INCOME (LOSS) PER COMMON SHARE                    $ (34.54)    $ (22.24)            $ (45.97)    $ (47.24)
======================================================================================================================

COMPREHENSIVE INCOME AND ITS COMPONENTS CONSIST OF
     THE FOLLOWING:
         Net income (loss)                                    $ (6,922)    $(15,924)            $(18,752)    $(32,653)
         Unrealized (losses) from marketable securities:
            Unrealized holding (losses) arising
               during the period                                (1,590)      (5,276)              (9,800)     (29,710)
            Reclassification adjustment for gains
               included in net income                                -           47              (11,656)       1,183
----------------------------------------------------------------------------------------------------------------------
NET COMPREHENSIVE INCOME (LOSS)                               $ (8,512)    $(21,153)            $(40,208)    $(61,180)
======================================================================================================================